UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2005

OCCULOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	000 51030 (Commission File Number)	59-343-4771 (IRS Employer Identification No.)

2600 Skymark Avenue, Unit 9, Suite 201
Mississauga, Ontario L4W 5B2
(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 602-0887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Company entered into a memorandum (the “2005 Memorandum”), effective October 17, 2005, with Asahi Kasei Medical Co., Ltd. (“Asahi”). The 2005 Memorandum amends the Distribution Agreement, dated December 31, 2001, between Asahi and OccuLogix Corporation (now the Company), as supplemented by the 2003 Memorandum, dated October 30, 2003, between Asahi and Vascular Sciences Corporation (now the Company) and the 2004 Memorandum, dated July 28, 2004, between Asahi and Vascular Sciences Corporation (the “Distribution Agreement”).

Pursuant to the 2005 Memorandum, the Company has acquired distributorship rights to Asahi’s Rheofilter and Plasmaflo filter in territories in which the Company did not previously have distributorship rights. Asahi has appointed the Company its exclusive distributor in Australia, New Zealand, Colombia and Venezuela (collectively, “Territory-2”) until December 31, 2010 and a non-exclusive distributor in Italy (“Territory-3”) until December 31, 2010. Under the Distribution Agreement, as amended by the 2005 Memorandum, the Company will be responsible, at its costs, for obtaining, in Territory-2, regulatory approval for the Rheofilter and Plasmaflo filter for use in the treatment of age-related macular degeneration by the end of 2010. Under the Distribution Agreement, as amended by the 2005 Memorandum, the Company will be obligated to make best efforts to obtain, in Territory-3, regulatory approval for the Rheofilter and Plasmaflo filter for use in the treatment of age-related macular degeneration by the end of 2010. Asahi and the Company will share the costs of obtaining such regulatory approval in Territory-3, and the regulatory approval obtained, if any, in both Territory-2 and Territory-3 will be held jointly by Asahi and the Company. The 2005 Memorandum imposes certain minimum purchase requirements on the Company in each of Territory-2 and Territory-3.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.

Date: October 18, 2005	By:	/s/ Thomas P. Reeves

President & Chief Operating Officer